Exhibit 99.1

Xponential Fitness, Inc. Announces Fourth Quarter and Full Year 2022 Financial Results

•	Grew Q4 2022 revenue 44% and North America system-wide sales 38%, compared to Q4 2021

•	Grew full year 2022 revenue 58% and North America system-wide sales 46%, compared to full year 2021, exceeding the high end of the guidance range

•	Sold 1,026 franchise licenses and opened 511 new studios in 2022

•

For full year 2023, Company expects 8% growth in net new studio openings, 30% growth in system-wide sales, 18% growth in revenue and 39% growth in Adjusted EBITDA, at the midpoint of its guidance ranges

IRVINE, Calif., March 2, 2023 – Xponential Fitness, Inc. (NYSE: XPOF) (“Xponential” or the “Company”), the largest global franchisor of boutique fitness brands, today reported financial results for the fourth quarter and full year ended December 31, 2022. All financial figures included in this release refer to global numbers, unless otherwise noted. Definitions for the non-GAAP measures and a reconciliation to the corresponding GAAP measures are included in the tables that accompany this release.

Financial Highlights: Q4 2022 Compared to Q4 2021

•	Grew revenue 44% to $71.3 million.

•	Increased North America system-wide sales[1] by 38% to $294.1 million.

•	Reported North America same store sales[2] growth of 17%, compared to growth of 53%.

•	Reported North America quarterly run-rate average unit volume (AUV)[3] of $522,000, compared to $446,000.

•

Posted net loss of $0.4 million, or a loss of $1.13 per share, on a share count of 26.8 million shares of Class A Common Stock, compared to a net loss of $29.8 million, or a loss of $2.45 per basic share, on a share count of 22.6 million shares of Class A Common Stock.

•	Posted adjusted net income of $6.8 million, or $0.07 per basic share, compared to an adjusted net loss of $6.1 million, or a loss of $0.21 per basic share.

•	Reported Adjusted EBITDA[4] of $22.2 million, compared to $8.6 million.

Financial Highlights: FY 2022 Compared to FY 2021

•	Grew revenue 58% to $245.0 million.

•	Increased North America system-wide sales[1] by 46% to $1.03 billion.

•	Reported North America same store sales[2] growth of 25%, compared to growth of 41%.

•

Posted net income of $2.9 million, or a loss of $0.87 per share, on a share count of 25.3 million shares of Class A Common Stock, compared to a net loss of $51.4 million, or $2.85 per share, on a share count of 22.4 million shares of Class A Common Stock.

•	Posted Adjusted Net Income of $9.5 million, or a loss of $0.07 per share, compared to an Adjusted Net Loss of $24.4 million, or $0.80 per share.

•	Reported Adjusted EBITDA[4] of $74.3 million, compared to $27.3 million.

“During 2022, we opened a new studio approximately every 17 hours, and system-wide sales surpassed $1 billion for the first time,” said Anthony Geisler, CEO of Xponential Fitness, Inc. “I could not be prouder of all of our franchisees and employees for making this success possible.”

Mr. Geisler continued, “The momentum we experienced in the fourth quarter, including double-digit growth across same store sales, membership and AUVs, has continued into the new year. In fact, our membership base reached a new milestone of 600,000 in January. As evident by our 2023 guidance, we’re looking forward to delivering more growth and value for our stakeholders.”

Results for the Fourth Quarter Ended December 31, 2022

For the fourth quarter of 2022, total revenue increased $21.9 million, or 44%, to $71.3 million, up from $49.4 million in the prior year period. This increase included a corresponding North America same store sales increase of 17%.

Net loss totaled $0.4 million, or a loss of $1.13 per share, compared to a loss of $29.8 million, or a loss of $2.45 per share, in the prior year period. The increase was the result of $14.9 million of higher overall profitability, a $14.2 million decrease in non-cash contingent consideration primarily related to the Rumble acquisition, and a $0.4 million decrease in non-cash equity-based compensation expense. Please see the table at the end of this press release for a calculation of the basic and diluted loss per share for the quarter ended December 31, 2022.

Consistent with previous periods, the Rumble acquisition non-cash contingent consideration liability is marked-to-market based on Xponential’s share price, contributing to an $8.2 million increase to contingent consideration liability in the fourth quarter of 2022.

Adjusted Net Loss for the fourth quarter 2022, which excludes the $8.2 million non-cash contingent consideration related primarily to the Rumble acquisition and ($1.1) million related to the re-measurement of the Company’s tax receivable agreement, was $6.8 million, or $0.07 per basic share, on a share count of 26.8 million shares of Class A Common Stock.

Adjusted EBITDA, which is defined as net income before interest, taxes, depreciation and amortization, adjusted for equity-based compensation and related employer payroll taxes, acquisition and transaction expenses, management fees, integration and related expenses, litigation expenses, employee retention credit, secondary public offering expenses, tax receivable agreement re-measurement, and impairment of brand assets, increased to $22.2 million, up from $8.6 million in the prior year period.

Results for the Full Year Ended December 31, 2022

For the full year 2022, total revenue increased $89.9 million, or 58%, to $245.0 million, up from $155.1 million in 2021. This increase in revenue included a corresponding North America same store sales increase of 25% year-over-year.

Net income totaled $2.9 million, or a loss of $0.87 per share, compared to a loss of $51.4 million, or $2.85 per share. The increase was the result of $54.1 million of higher overall profitability and a $23.2 million decrease in non-cash contingent consideration related to the Company’s Rumble acquisition, offset by a $19.3 million increase in non-cash equity-based compensation expense, and a $3.7 million increase in impairment of brand assets.

Adjusted Net Income for the full year 2022, which excludes $2.4 million in non-cash contingent consideration related primarily to the Rumble acquisition, $0.5 million related to the re-measurement of the Company’s tax receivable agreement, and $3.7 million in impairment of brand assets, was $9.5 million, or a loss of $0.07 per share, on a share count of 25.3 million shares.

Adjusted EBITDA as defined above increased to $74.3 million, up from $27.3 million in the prior year.

Liquidity and Capital Resources

As of December 31, 2022, the Company had approximately $37.4 million of cash, cash equivalents and restricted cash and $137.7 million in total long-term debt. Net cash provided by operating activities was $51.7 million for the full year ended December 31, 2022.

2023 Outlook

The Company is initiating full-year 2023 outlook, which compares to 2022 results as follows:

•	Net new studio openings in the range of 540 to 560, or an increase of 8% at the midpoint;

•	North America system-wide sales in the range of $1.34 billion to $1.35 billion, or an increase of 30% at the midpoint;

•	Revenue in the range of $285.0 million to $295.0 million, or an increase of 18% at the midpoint; and

•	Adjusted EBITDA in the range of $101.0 million to $105.0 million, or an increase of 39% at the midpoint.

Additional key assumptions for full year 2023 include:

•	Tax rate in the mid-to-high single digits;

•

Share count of 32.3 million shares of Class A Common Stock for the GAAP EPS and Adjusted EPS calculations. A full explanation of the Company’s share count calculation and associated EPS and Adjusted EPS calculations can be found in the tables at the end of this press release; and

•	$1.9 million in quarterly dividends paid related to the Company’s Convertible Preferred Stock.

Fourth Quarter and Full Year 2022 Conference Call

The Company will host a conference call today at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time to discuss its fourth quarter and full year 2022 financial results. Participants may join the conference call by dialing 1-877-407-9716 (United States) or 1-201-493-6779 (International).

A live webcast of the conference call will also be available on the Company’s Investor Relations site at https://investor.xponential.com/. For those unable to participate in the conference call, a telephonic replay of the call will be available shortly after the completion of the call, until 11:59 p.m. ET on March, 16, 2023, by dialing 1-844-512-2921 (United States) or 1-412-317-6671 (International) and entering the replay pin number: 13734905.

About Xponential Fitness, Inc.

Xponential Fitness, Inc. (NYSE: XPOF) is the largest global franchisor of boutique fitness brands. Through its mission to make boutique fitness accessible to everyone, the Company operates a diversified platform of ten brands spanning across verticals including Pilates, indoor cycling, barre, stretching, rowing, dancing, boxing, running, functional training and yoga. In partnership with its franchisees, Xponential Fitness offers energetic, accessible, and personalized workout experiences led by highly qualified instructors in studio locations across 48 U.S. states and Canada, and through master franchise or international expansion agreements in 14 additional countries. Xponential Fitness’ portfolio of brands includes Club Pilates, the largest Pilates brand in the United States; CycleBar, the largest indoor cycling brand in the United States; StretchLab, a concept offering one-on-one and group stretching services; Row House, the largest franchised indoor rowing brand in the United States; AKT, a dance-based cardio workout combining toning, interval and circuit training; YogaSix, the largest franchised yoga brand in the United States; Pure Barre, a total body workout that uses the ballet barre to perform small isometric movements, and the largest Barre brand in the United States; STRIDE, a treadmill-based cardio and strength training concept; Rumble, a boxing-inspired full-body workout; and BFT, a functional training and strength-based program. For more information, please visit the Company’s website at xponential.com.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe non-GAAP measures are useful in evaluating our operating performance. We use certain non-GAAP financial information, such as EBITDA, Adjusted EBITDA, adjusted net income (loss), and adjusted net earnings (loss) per share, which exclude certain non-operating or non-recurring items, including but not limited to, equity-based compensation expenses and related employer payroll taxes, acquisition and transaction related expenses, litigation expenses, secondary public offering expenses, impairment of brand assets and employee retention credit, that we believe are not representative of our core business or future operating performance, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively with comparable GAAP financial measures, is helpful to investors because it provides consistency and comparability with past financial performance and provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations or outlook. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. We seek to compensate such limitations by providing a detailed reconciliation for the non-GAAP financial measures to the most directly comparable financial measures stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate our business. For a reconciliation of non-GAAP to GAAP measures discussed in this release, please see the tables at the end of this press release. In addition, we are not able to provide a quantitative reconciliation of the estimated full-year Adjusted EBITDA for fiscal year ending December 31, 2023 without unreasonable efforts to the most directly comparable GAAP financial measure due to the high variability, complexity and low visibility with respect to certain items such as taxes, TRA remeasurements, and income and expense from changes in fair value of contingent consideration from acquisitions. We expect the variability of these items to have a potentially unpredictable and potentially significant impact on future GAAP financial results, and, as such, we also believe that any reconciliations provided would imply a degree of precision that would be confusing or misleading to investors.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management’s judgment, beliefs, current trends, and anticipated financial performance. These forward-looking statements include, without limitation, statements relating to expected growth of our business; projected number of net new studio openings; anticipated industry trends; projected financial and performance information such as system-wide sales; projected annual revenue, Adjusted EBITDA and other statements under the section “2023 Outlook”; our competitive position in the boutique fitness industry; and ability to execute our business strategies. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the impact of the COVID-19 pandemic on our business and franchisees; our relationships with master franchisees, franchisees and international partners; difficulties and challenges in opening studios by franchisees; the ability of franchisees to generate sufficient revenues; risks relating to expansion into international markets; loss of reputation and brand awareness; material weakness in our internal control over financial reporting; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the full year ended December 31, 2022 filed by Xponential with the SEC and other periodic reports filed with the SEC. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today’s date, unless otherwise stated, and Xponential undertakes no duty to update such information, except as required under applicable law.

Contact:

Kimberly Esterkin

Addo Investor Relations

investor@xponential.com

(310) 829-5400

Xponential Fitness, Inc.

Consolidated Balance Sheets

(in thousands, except per share amounts)

	December 31,
	2022	2021
Assets
Current Assets:
Cash, cash equivalents and restricted cash	$37,370	$21,320
Accounts receivable, net	25,555	11,702
Inventories	10,864	6,928
Prepaid expenses and other current assets	6,294	5,271
Deferred costs, current portion	4,131	3,712
Notes receivable from franchisees, net	1,520	2,293

Total current assets	85,734	51,226
Property and equipment, net	18,524	12,773
Right-of-use assets	30,079	—
Goodwill	165,697	169,073
Intangible assets, net	137,175	136,863
Deferred costs, net of current portion	43,620	42,015
Notes receivable from franchisees, net of current portion	1,067	3,041
Other assets	795	553

Total assets	$482,691	$415,544

Liabilities, redeemable convertible preferred stock and equity (deficit)
Current Liabilities:
Accounts payable	$16,185	$14,905
Accrued expenses	12,295	21,045
Deferred revenue, current portion	31,996	22,747
Notes payable	—	983
Current portion of long-term debt	3,035	2,960
Other current liabilities	9,265	3,253

Total current liabilities	72,776	65,893
Deferred revenue, net of current portion	109,465	95,691
Contingent consideration from acquisitions	28,182	54,881
Long-term debt, net of current portion, discount and issuance costs	133,039	127,983
Lease liability	30,583	—
Other liabilities	8,633	4,675

Total liabilities	382,678	349,123
Commitments and contingencies
Redeemable convertible preferred stock, $0.0001 par value, 400 shares authorized, 200 shares issued and outstanding as of December 31, 2022 and 2021	308,075	276,890
Stockholders’ equity (deficit):
Undesignated preferred stock, $0.0001 par value, 4,600 shares authorized, none issued and outstanding as of December 31, 2022 and 2021	—	—
Class A common stock, $0.0001 par value, 500,000 shares authorized, 27,571 and 23,898 shares issued and outstanding as of December 31, 2022 and 2021, respectively	3	2
Class B common stock, $0.0001 par value, 500,000 shares authorized, 21,647 and 22,969 shares issued, and 21,572 and 22,969 shares outstanding as of December 31, 2022 and 2021, respectively	2	2
Additional paid-in capital	505,186	—
Receivable from shareholder	(16,369)	(10,600)
Accumulated deficit	(641,903)	(643,833)
Treasury stock, at cost, 75 shares outstanding as of December 31, 2022, no shares outstanding as of December 31, 2021	(1,697)	—

Total stockholders’ deficit attributable to Xponential Fitness, Inc.	(154,778)	(654,429)
Noncontrolling interests	(53,284)	443,960

Total stockholders’ deficit	(208,062)	(210,469)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$482,691	$415,544

Xponential Fitness, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Revenue, net:
Franchise revenue	$32,158	$22,955	$115,286	$74,459
Equipment revenue	11,531	7,012	43,461	22,583
Merchandise revenue	7,973	6,520	27,073	20,140
Franchise marketing fund revenue	5,840	4,120	20,384	13,623
Other service revenue	13,767	8,765	38,750	24,274

Total revenue, net	71,269	49,372	244,954	155,079
Operating costs and expenses:
Costs of product revenue	12,269	9,291	47,220	28,550
Costs of franchise and service revenue	4,858	4,101	18,447	12,716
Selling, general and administrative expenses	34,661	32,732	129,108	94,798
Depreciation and amortization	4,090	3,334	15,315	10,172
Marketing fund expense	4,594	3,740	17,290	13,044
Acquisition and transaction expenses (income)	8,231	23,091	2,438	26,618

Total operating costs and expenses	68,703	76,289	229,818	185,898

Operating income (loss)	2,566	(26,917)	15,136	(30,819)
Other (income) expense:
Interest income	(596)	(368)	(1,805)	(1,164)
Interest expense	3,957	2,840	13,017	24,709
Other expense	(1,112)	—	523	—
Gain on debt extinguishment	—	—	—	(3,707)

Total other expense	2,249	2,472	11,735	19,838

Income (loss) before income taxes	317	(29,389)	3,401	(50,657)
Income taxes	684	396	526	783

Net income (loss)	(367)	(29,785)	2,875	(51,440)
Less: Net income (loss) attributable to noncontrolling interests	(120)	(15,012)	945	(32,611)

Net income (loss) attributable to Xponential Fitness, Inc.	$(247)	$(14,773)	$1,930	$(18,829)

Net loss per share of Class A common stock:
Basic	$(1.13)	(2.45)	$(0.87)	$(2.85)
Diluted	$(1.13)	(2.45)	$(0.87)	$(2.85)
Weighted average shares of Class A common stock outstanding:
Basic	26,819	22,598	25,295	22,403
Diluted	26,819	22,598	25,295	22,403

Xponential Fitness, Inc.

Consolidated Statements of Cash Flows

(in thousands)

	Years Ended December 31,
	2022	2021
Cash flows from operating activities:
Net income (loss)	$2,875	$(51,440)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	15,315	10,172
Amortization and write off of debt issuance cost	126	5,749
Amortization and write off of discount on long-term debt	613	2,704
Change in contingent consideration from acquisitions	2,440	25,640
Amortization of right-of-use assets	2,655	—
Bad debt expense (recovery)	(712)	410
Equity-based compensation	29,044	9,699
Non-cash interest	(1,069)	583
Gain on debt extinguishment	—	(3,707)
Loss (gain) from disposal of assets	(78)	483
Impairment of studio assets	—	781
Impairment of brand assets	3,656	—
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(12,720)	(6,608)
Inventories	(3,936)	(768)
Prepaid expenses and other current assets	(1,023)	(4,220)
Operating lease liabilities	(2,496)	—
Deferred costs	(2,024)	(7,122)
Notes receivable, net	33	137
Accounts payable	469	(3,013)
Accrued expenses	(5,008)	3,596
Related party payable	—	(1)
Other current liabilities	2,226	1,449
Deferred revenue	18,223	30,011
Other assets	(240)	1
Other liabilities	3,301	(85)

Net cash provided by operating activities	51,670	14,451
Cash flows from investing activities:
Purchases of property and equipment	(8,955)	(3,638)
Purchase of studios	—	(450)
Proceeds from sale of assets	65	433
Purchase of intangible assets	(7,177)	(1,220)
Notes receivable issued	(1,782)	(2,258)
Notes receivable payment received	3,236	820
Acquisition of businesses	—	(44,322)

Net cash used in investing activities	(14,613)	(50,635)
Cash flows from financing activities:
Borrowings from long-term debt	7,425	255,980
Payments on long-term debt	(2,978)	(310,600)
Debt issuance costs	(55)	(996)
Proceeds from the issuance of Class A common stock, net of underwriting costs	—	122,016
Payments of costs related to IPO	—	(3,082)
Payments to purchase 750,000 LLC units/Class B Shares	—	(9,000)
Proceeds from issuance of redeemable convertible preferred stock, net of offering costs	—	198,396
Payment to purchase all of the shares of LCAT from LCAT shareholders	—	(144,485)
Payment of H&W Cash Merger Consideration	—	(11,720)
Payments to acquire the Preferred Units and LLC Units	—	(20,493)
Exchange of LLC units for Class B shares	—	2
Payment of preferred stock dividend and deemed dividend	(16,250)	(8,992)
Payment of contingent consideration	(2,190)	(12,154)
Payments on loans from related party	—	(85)
Member contributions	—	562
Payments for taxes related to net share settlement of restricted share units	(1,909)	—
Distributions to Member	—	(10,600)
Loan to shareholder	(5,050)	—
Receipts from Member, net	—	1,456

Net cash provided by (used in) financing activities	(21,007)	46,205

Increase in cash, cash equivalents and restricted cash	16,050	10,021
Cash, cash equivalents and restricted cash, beginning of year	21,320	11,299

Cash, cash equivalents and restricted cash, end of year	$37,370	$21,320

Xponential Fitness, Inc.

Net Loss to GAAP EPS Per Share

(in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Numerator:
Net income (loss)	$(367)	$(29,785)	$2,875	$(51,440)
Less: net loss attributable to noncontrolling interests	24,343	56,214	19,284	78,417
Less: dividends on preferred shares	(3,250)	(3,250)	(13,000)	(5,742)
Less: deemed dividend	(50,979)	(78,494)	(31,185)	(84,994)

Net loss attributable to XPO Inc. - basic and diluted	$(30,253)	$(55,315)	$(22,026)	$(63,759)

Denominator:

Weighted average shares of Class A common stock outstanding - basic and diluted	26,819	22,598	25,295	22,403

Net loss per share attributable to Class A common stock - basic	$(1.13)	$(2.45)	$(0.87)	$(2.85)
Net loss per share attributable to Class A common stock - diluted	$(1.13)	$(2.45)	$(0.87)	$(2.85)
Anti-dilutive shares excluded from diluted loss per share of Class A common stock:
Rumble Class A common stock	—	1,300	—	1,300
Restricted stock units	2,102	1,123	2,102	1,123
Convertible preferred stock	13,889	13,889	13,889	13,889
Conversion of Class B common stock to Class A common stock	21,572	22,969	21,572	22,969
Treasury share options	75	—	75	—
Rumble contingent shares	2,024	2,024	2,024	2,024
Profits interests, time vesting	14	74	14	74
Profit interest units, performance vesting	—	1,935	—	1,935

Reconciliations of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
	($ in thousands)
Net income (loss)	$(367)	$(29,785)	$2,875	$(51,440)
Interest expense, net	3,361	2,472	11,212	23,545
Income taxes	684	396	526	783
Depreciation and amortization	4,090	3,334	15,315	10,172

EBITDA	7,768	(23,583)	29,928	(16,940)
Equity-based compensation	5,124	5,498	29,044	9,699
Employer payroll taxes related to equity-based compensation	123	—	123	—
Acquisition and transaction expenses (income)	8,231	23,091	2,438	26,618
Management fees and expenses	—	—	—	462
Litigation expenses	1,927	4,605	10,301	8,312
Employee retention credit	—	(2,269)	(2,597)	(2,269)
Secondary public offering expenses	99	—	836	—
TRA remeasurement	(1,112)	1,261	523	1,441
Impairment of brand assets	—		3,656	—

Adjusted EBITDA	$22,160	$8,603	$74,252	$27,323

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021
Net income (loss)	$(367)	$(29,785)	$2,875	$(51,440)
Change in fair value of contingent consideration	8,231	22,420	2,440	25,640
TRA remeasurement	(1,112)	1,261	523	1,441
Impairment of brand assets	—	—	3,656	—

Adjusted net income (loss)	$6,752	$(6,104)	$9,494	$(24,359)

Adjusted net income (loss) attributable to noncontrolling interest	3,016	(3,077)	4,432	(12,362)
Adjusted net income (loss) attributable to Xponential Fitness, Inc.	3,736	(3,027)	5,062	(11,997)
Dividends on preferred shares	(1,798)	(1,612)	(6,931)	(2,828)
Deemed dividend	—	—	—	(3,201)

EPS numerator - Basic	$1,938	$(4,639)	$(1,869)	$(18,026)

Add: Adjusted net income (loss) attributable to noncontrolling interest	3,016	—	—	—
Add: Dividends on preferred shares	1,798	—	—	—

EPS numerator - Diluted	$6,752	$(4,639)	$(1,869)	$(18,026)

Adjusted net earnings (loss) per share - Basic	$0.07	$(0.21)	$(0.07)	$(0.80)
Weighted average shares of Class A common stock outstanding - Basic	26,819	22,598	25,295	22,403

Adjusted net earnings (loss) per share - Diluted	$0.11	$(0.21)	$(0.07)	$(0.80)
Effect of dilutive securities:
Restricted stock units	482	—	—	—
Convertible preferred shares	13,889	—	—	—
Conversion of Class B common stock to Class A common stock	21,649	—	—	—

Weighted average shares of Class A common stock outstanding - Diluted	62,839	22,598	25,295	22,403

Shares excluded from diluted earnings per share of Class A common stock
Rumble Class A common stock	—	1,300	—	1,300
Restricted stock units	—	1,123	2,102	1,123
Convertible preferred stock	—	13,889	13,889	13,889
Conversion of Class B common stock to Class A common stock	—	22,969	21,572	22,969
Treasury share options	—	—	75	—
Profits interests, performance vesting	—	1,935	—	1,935
Rumble contingent shares	2,024	2,024	2,024	2,024
Profits interests, time vesting	14	74	14	74

Note: The above adjusted net income (loss) per share is computed by dividing the adjusted net income (loss) attributable to holders of Class A common stock by the weighted average shares of Class A common stock outstanding during the period. Total share count does not include potential future shares vested upon achieving certain earn-out thresholds. Net income, however, continues to take into account the non-cash contingent liability primarily due to Rumble.

Footnotes

1. System-wide sales represent gross sales by all North America studios. System-wide sales include sales by franchisees that are not revenue realized by us in accordance with GAAP. While we do not record sales by franchisees as revenue, and such sales are not included in our consolidated financial statements, this operating metric relates to our revenue because we receive approximately 7% and 2% of the sales by franchisees as royalty revenue and marketing fund revenue, respectively. We believe that this operating measure aids in understanding how we derive our royalty revenue and marketing fund revenue and is important in evaluating our performance. System-wide sales growth is driven by net new studio openings and increases in same store sales. Management reviews system-wide sales weekly, which enables us to assess changes in our franchise revenue, overall studio performance, the health of our brands and the strength of our market position relative to competitors.

2. Same store sales refer to period-over-period sales comparisons for the base of studios. We define the same store sales base to include studios in North America that have been open for at least 13 calendar months as of the measurement date. Any transfer of ownership of a studio does not affect this metric. We measure same store sales based solely upon monthly sales as reported by franchisees. This measure highlights the performance of existing studios, while excluding the impact of net new studio openings. Management reviews same store sales to assess the health of the franchised studios.

3. AUV is calculated by dividing sales during the applicable period for all studios being measured by the number of studios being measured. Quarterly run-rate AUV consists of average quarterly sales for all studios that are at least 6 months old at the beginning of the respective quarter, multiplied by four. Monthly run-rate AUV is calculated as the monthly AUV multiplied by twelve, for studios that are at least 6 months old at the beginning of the respective month. AUV growth is primarily driven by changes in same store sales and is also influenced by net new studio openings. Management reviews AUV to assess studio economics.

4. We define Adjusted EBITDA as EBITDA (net income/loss before interest, taxes, depreciation and amortization), adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include equity-based compensation and related employer payroll taxes, acquisition and transaction expenses (including change in contingent consideration), management fees and expenses (that were discontinued after July 2021), litigation expenses (consisting of legal and related fees for specific proceedings that arise outside of the ordinary course of our business), employee retention credit (a tax credit for retaining employees throughout the COVID-19 pandemic), secondary public offering expenses for which we did not receive proceeds, expense related to the remeasurement of our TRA obligation and expense related to loss on impairment of our brand intangible assets and goodwill that we do not believe reflect our underlying business performance and affect comparability. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We believe that Adjusted EBITDA, viewed in addition to, and not in lieu of, our reported GAAP results, provides useful information to investors regarding our performance and overall results of operations because it eliminates the impact of other items that we believe reduce the comparability of our underlying core business performance from period to period and is therefore useful to our investors in comparing the core performance of our business from period to period.